FOR IMMEDIATE RELEASE
                                                Contact: Ross A. Benavides
                                           Chief Financial Officer
                                            (713) 860-2528

GENESIS ENERGY, L.P. RECEIVES
NOTIFICATION LETTER FROM AMEX

Houston - January 4, 2008 - Genesis Energy, L.P., (AMEX:GEL), announced that on January 3, 2008 it received a warning letter from the American Stock Exchange that it is not in compliance with the Rule 121(B)(2)(a) of the American Stock Exchange Company Guide. This rule requires that Genesis have at least three independent members on its Audit Committee. Genesis currently has two members on its Audit Committee as a result of a previously announced director resignation on December 12, 2007. The AMEX gave Genesis until April 2, 2008 to regain compliance with the AMEX requirements. Genesis is continuing its search for a replacement director and expects that it will appoint a replacement director in due course.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

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